Exhibit 99.1

FOR IMMEDIATE RELEASE April 21, 2010	FOR FURTHER INFORMATION Brendan J. McGill Executive Vice President & CFO 215-256-8828
Harleysville Savings Financial Corporation Announces Declaration
of Regular Cash Dividend and Second Quarter Earnings for Fiscal Year 2010
Harleysville, PA., April 21, 2010 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock which represents a 5.56% increase from the prior year. This is the 91st consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on May 26, 2010 to stockholders of record on May 12, 2010.
Net income for the second quarter was $1,160,000 or $.32 per diluted share compared to $1,203,000 or $.33 per diluted share for the same quarter last year.
Net income for the six months ended March 31, 2010 amounted to $2,374,000 or $.65 per diluted share compared to $2,579,000 or $.72 per diluted share for the same six-month period a year ago.
Commenting on the quarter-end operating results, President and Chief Executive Officer Ron Geib said, “We are very pleased with the continued growth we are experiencing in our loans, deposits, and the tangible book value of the Company. With the recent opening of our seventh branch in the Souderton area, we are well positioned to provide a convenient community banking relationship for those customers wanting to deal with a locally operated, well-capitalized financial institution. Our team members have been working very hard to create value for all our stakeholders. These results reflect our discipline to preserve our fundamental operating principles of maintaining prudent underwriting standards, investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management.”

The Company’s assets totaled $843.1 million compared to $813.7 million a year ago. Stockholders’ tangible book value increased 3.9% to $14.12 per share from $13.59 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of March 31, 2010

	Year-To-Date
(Dollars in thousands except per share data)	Six Months Ended:		Three Months Ended:
(Unaudited)	Mar 31,	Mar 31,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Selected Consolidated Earnings Data	2010	2009	2010	2009	2009	2009	2009
Total interest income	$20,200	$21,230	$9,944	$10,256	$10,140	$9,973	$10,504
Total interest expense	11,294	12,688	5,425	5,869	6,070	6,128	6,147

Net Interest Income	8,906	8,542	4,519	4,387	4,070	3,845	4,357
Provision for loan losses	300	200	150	150	110	90	100

Net Interest Income after Provision for Loan Losses	8,606	8,342	4,369	4,237	3,960	3,755	4,257

Impairment of equity securities	—	449	—		—	—	449
Loss on sale of investments	—	11	—	—	14	—	11
Gain on sale of investments	—	20	—	—	—	—	20
Other income	960	934	458	502	531	460	463
FDIC insurance premiums	453	257	226	227	223	604	239
Total other expenses	5,847	5,315	3,004	2,843	2,617	2,510	2,580

Income before income taxes	3,266	3,264	1,597	1,669	1,637	1,101	1,461
Income tax expense	892	685	437	455	355	245	258

Net Income	$2,374	$2,579	$1,160	$1,214	$1,282	$856	$1,203

Per Common Share Data
Basic earnings	$0.65	$0.72	$0.32	$0.33	$0.35	$0.24	$0.33
Diluted earnings	$0.65	$0.72	$0.32	$0.33	$0.35	$0.24	$0.33
Dividends	$0.38	$0.36	$0.19	$0.19	$0.19	$0.18	$0.18
Tangible book value	$14.12	$13.59	$14.12	$13.96	$13.82	$13.66	$13.59
Shares outstanding	3,660,892	3,603,409	3,660,892	3,645,288	3,627,696	3,614,903	3,603,409
Average shares outstanding — basic	3,643,583	3,582,760	3,654,047	3,633,347	3,620,270	3,608,620	3,592,286
Average shares outstanding — diluted	3,658,087	3,592,571	3,670,280	3,646,284	3,643,409	3,622,751	3,600,292

	Year-To-Date
	Six Months Ended:		Three Months Ended:
	Mar 31,	Mar 31,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Other Selected Consolidated Data	2010	2009	2010	2009	2009	2009	2009
Return on average assets	0.57%	0.63%	0.55%	0.58%	0.62%	0.42%	0.59%
Return on average equity	9.37%	10.76%	9.08%	9.65%	10.34%	6.97%	9.93%
Interest rate spread	2.01%	1.92%	2.05%	1.97%	1.82%	1.72%	1.97%
Net yield on interest earning assets	2.19%	2.12%	2.22%	2.15%	2.01%	1.92%	2.17%
Operating expenses to average assets	1.50%	1.35%	1.54%	1.47%	1.37%	1.52%	1.37%
Efficiency ratio	63.84%	58.81%	64.89%	62.79%	61.73%	72.33%	58.48%
Ratio of non-performing loans to total assets at end of period	0.23%	0.23%	0.23%	0.27%	0.21%	0.24%	0.23%
Loan loss reserve to total loans, net	0.45%	0.45%	0.45%	0.43%	0.42%	0.47%	0.45%
Stockholders’ equity to assets	6.13%	6.02%	6.13%	6.06%	6.04%	5.98%	6.02%

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Selected Consolidated Financial Data	2010	2009	2009	2009	2009
Total assets	$843,074	$839,894	$830,007	$825,151	$813,732
Consumer Loans receivable — net	437,122	440,287	439,044	428,897	433,397
Commercial Loans	74,373	63,433	59,347	54,201	49,974
Loan loss reserve	2,330	2,194	2,094	2,272	2,193
Cash & investment securities	134,884	132,212	121,364	120,291	92,224
Mortgage-backed securities	145,358	154,293	163,215	176,091	193,179
FHLB stock	16,096	16,096	16,096	16,096	16,096
Deposits	491,575	486,341	466,601	450,997	439,493
Advances	290,398	297,141	309,046	316,088	318,147
Total stockholders’ equity	51,680	50,904	50,139	49,383	48,988